Exhibit 5.1

PRYOR CASHMAN LLP

7 Times Square

New York, N.Y. 10036

October 21, 2010

Marina Biotech, Inc.

3830 Monte Villa Parkway

Bothell, WA 98021

Ladies and Gentlemen:

We are acting as counsel to Marina Biotech, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,655,828 shares (the “Shares”) of the Company’s common stock, par value $0.006 per share, for delivery under: (i) the Marina Biotech, Inc. 2008 Stock Incentive Plan, as amended (the “2008 Plan”), (ii) the Marina Biotech, Inc. 2007 Employee Stock Purchase Plan (the “ESPP”) and (iii) the Cequent Pharmaceuticals, Inc. 2006 Stock Incentive Plan (the “Cequent Plan” and, together with the 2008 Plan and the ESPP, the “Plans”).

We are qualified to practice law in the State of New York. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be experts on, any laws other than the laws of the State of New York, the Delaware General Corporation Law and the laws of the United States of America.

We have made such inquiries and examined such documents as we considered necessary for the purposes of this opinion, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to the registrant’s satisfaction, of the following:

(i) the Certificate of Incorporation of the Company, as amended;

(ii) the Bylaws of the Company, as amended;

(iii) the Registration Statement;

(iv) each of the Plans; and

(v) such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and, when the Registration Statement registering such shares has become effective under the Securities Act, and when such shares are issued and sold in accordance with the Plans, such shares will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and to the use of our name in the prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

This opinion is furnished in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without prior written consent.

Very truly yours,

/s/ Pryor Cashman LLP